Exhibit 3.34(a)
State of Delaware Secretary of State Division of’ Corporations )elivered 10:39 AM 09/29/2009 FILED 10:34 AM 09/29/2009 RV 090892232 — 4736006 FILE STATE OfDELAWAI{Jj’ LIMITED LIABILITY COMPANY CERTWTCATE of FORMATION First: The name of the limited liability company is _______________ Concrete Acquisidon VI, LI.C Secoild.: The addresg of Its registered office in the Stare of Delaware is.___________ 615 South Dupont Hwy in the City of Dovcc Zip code 99Q1 The name of its Registered agent at siich.address is CphoI Services, Inc. Think (Use this paragraph only if the company is to havo a specific effective date of’ dissolution: “The latest dEfle on which the limited ilabithy company is to dissolve is Fourth: (Insert any other matters the members determine to jnciude herein.) In Witness Whereof, the undersigned have executed this Certificate of Formation this day of September , 2009 aY44 Name:: Stephrnifc CoIJiji,